Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ENDONOVO THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF APRIL, A.D. 2014, AT 6:55 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4988217 8100

AUTHENTICATION: 1330848

140536961

DATE: 04-29-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:13 PM 04/29/2014
FILED 06:55 PM 04/29/2014
SRV 140536961 - 4988217 FILE

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

ENDONOVO THERAPEUTICS, INC.

The undersigned officer of Endonovo Therapeutics, Inc. (the "Corporation") does hereby certify as follows:

1. The name of the Corporation is Endonovo Therapeutics, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by adding the following subsection (d) to Article Fourth Paragraph 2:

(d) Effective upon FINRA establishing an effective date for a 100 into 1 reverse stock split that the Board and the holders of a majority of voting power of the Corporation approved on April 28, 2014, each one hundred (100) shares of the Corporation's common stock issued and outstanding shall be changed, without any further action, Into one (1) fully paid and non- assessable share of the Corporation's common stock. No fractional shares will be issued as a result of this change in the Corporation's common stock, but ,instead any fractional share held by a holder of Issued and outstanding common stock as a result of this change shall be rounded up to the nearest whole number of shares.

3. The foregoing Amendment of the Certificate of Incorporation was duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereby was duly adopted by the affirmation vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 28th day of April 2014.

Alan Collier, CEO